Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports Third Quarter 2024 Financial Results

●	ZTALMY® (ganaxolone) Q3 2024 net product revenue of $8.5 million representing growth of 56% versus Q3 2023
●	Narrowing full year 2024 ZTALMY net product revenue guidance to $33 to $34 million
●	Reported results from Phase 3 TrustTSC trial and commenced process to explore strategic alternatives
●	Marinus continues to support the commercial growth of ZTALMY; further ganaxolone clinical development has been suspended
●	Scheduled to meet with FDA Q4 2024 to discuss a potential path forward for IV ganaxolone in refractory status epilepticus
●	Cost reduction plans implemented with cash runway expected into Q2 2025; cash and cash equivalents of $42.2 million as of September 30, 2024

RADNOR, Pa. – November 12, 2024 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today reported business highlights and financial results for the third quarter ended September 30, 2024.

“We are pleased to see continued commercial growth of ZTALMY with more than 200 patients active on therapy and a steady increase in demand,” said Scott Braunstein, M.D., Chairman and Chief Executive Officer of Marinus. “In 2024, our Phase 3 data in status epilepticus and tuberous sclerosis complex showed meaningful clinical activity in certain refractory patients, however, the trials did not meet the thresholds for statistical significance. Given this outcome, we have made the difficult decision to explore strategic alternatives with the goal of maximizing stockholder value while supporting the growth of ZTALMY for patients with CDKL5 deficiency disorder (CDD).”

Dr. Braunstein continued, “I extend my deepest gratitude to our dedicated employees for their significant contributions to our work, and to the patients and clinicians who participated in our trials. We are proud to have delivered the first-and-only FDA-approved treatment for patients with seizures associated with CDD and hope that our research will serve as a foundation for future innovations in areas of high unmet need.”

ZTALMY® (ganaxolone) Oral Suspension CV

●	Generated net product revenue of $8.5 million for the third quarter of 2024 representing 56% growth versus the third quarter of 2023.
●	Narrowing full year 2024 net product revenue guidance to $33 to $34 million from a range of $33 to $35 million.
●	Announced issuance of new U.S. patent for ZTALMY oral titration regimens covering the treatment of a range of epilepsies, expiring September 2042.

Clinical Updates

●	The U.S. Food and Drug Administration (FDA) granted Marinus a Type C meeting, scheduled for the fourth quarter of 2024, to discuss a potential path forward for intravenous (IV) ganaxolone in refractory status epilepticus (RSE).
●	Presented data from the Phase 3 RAISE trial evaluating IV ganaxolone for the treatment of RSE at the Neurocritical Care Society Annual Meeting in October 2024.
●	Announced topline results from the Phase 3 TrustTSC trial of oral ganaxolone in tuberous sclerosis complex (TSC) whereby the trial did not achieve statistical significance in the primary endpoint.
●	Marinus will continue to support the commercial growth of ZTALMY and activities required by the FDA and European Medicines Agency specific to post-approval commitments related to the CDD indication.

Ganaxolone development in the RAISE trial has been supported in part by the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA) under contract number 75A50120C00159.

General Business and Financial Update

●	Marinus has commenced a process to explore strategic alternatives with the goal of maximizing value for its stockholders and has engaged Barclays as an advisor to assist in reviewing its strategic alternatives.
●	Full year 2024 guidance has been narrowed with projected ZTALMY net product revenue between $33 and $34 million and combined selling, general and administrative (SG&A) and research and development (R&D) expenses in the range of approximately $135 to $138 million, including stock-based compensation expense of approximately $20 million.
●	Cost reduction activities were initiated in the fourth quarter of 2024, including suspending further ganaxolone clinical development and a workforce reduction of approximately 45%.
●	Through the execution of the cost reduction plans, the Company had cash and cash equivalents of $42.2 million as of September 30, 2024, to fund the Company’s operating expenses and capital expenditure requirements into the second quarter of 2025.

Financial Results

●	Recognized $8.5 million and $23.9 million in net product revenue for the three and nine months ended September 30, 2024, respectively, as compared to $5.4 million and $13.0 million for the same periods in the prior year, respectively.
●	Recognized $0.1 million and $0.3 million in Biomedical Advanced Research and Development Authority (BARDA) federal contract revenue for the three and nine months ended September 30, 2024, respectively, as compared to $1.9 million and $10.8 million for the same periods in the prior year, respectively. The decrease was primarily driven by activity associated with the start-up of the API onshoring initiative in the first quarter of 2023 and completion of the BARDA base period funding in the fourth quarter of 2023.

●	R&D expenses were $16.3 million and $61.3 million for the three and nine months ended September 30, 2024, respectively, as compared to $23.7 million and $73.0 million for the same periods in the prior year, respectively. The reduction was due primarily to reduced costs in 2024 associated with the RAISE trial completion and costs associated with start-up of the API onshoring effort in the first quarter of 2023.
●	SG&A expenses were $12.6 million and $47.9 million for the three and nine months ended September 30, 2024, respectively, as compared to $14.9 million and $45.8 million for the same periods in the prior year, respectively. The primary drivers of the decrease for the three month period were decreased personnel and consulting expenses, while the drivers of the increase for the nine month period were increased stock-based compensation expense and commercial expense.
●	The Company had net losses of $24.2 million and $98.7 million for the three and nine months ended September 30, 2024, respectively; cash used in operating activities decreased to $87.8 million for the nine months ended September 30, 2024, compared to $91.0 million for the same period a year ago.
●	At September 30, 2024, the Company had cash and cash equivalents of $42.2 million, compared to cash, cash equivalents and short-term investments of $150.3 million at December 31, 2023.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, to be filed with the Securities and Exchange Commission, which includes further detail on the Company’s business plans, operations, financial condition, and results of operations.

Selected Financial Data (in thousands, except share and per share amounts)

	September 30, 2024 (unaudited)	December 31, 2023
ASSETS
Cash and cash equivalents	$42,184	$120,572
Short-term investments	-	29,716
Other assets	21,440	20,620
Total assets	$63,624	$170,908
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities	$34,504	$40,624
Long term debt, net	41,713	61,423
Revenue interest financing payable, net	36,039	33,766
Other long-term liabilities	18,108	18,330
Total liabilities	130,364	154,143
Total stockholders’ (deficit) equity	(66,740)	16,765
Total liabilities and stockholders’ (deficit) equity	$63,624	$170,908

	Three Months Ended September 30,		Six Months Ended September 30,
	2024 (Unaudited)	2023 (Unaudited)	2024 (Unaudited)	2023 (Unaudited)
Revenue:
Product revenue, net	$8,468	$5,429	$23,928	$13,010
Federal contract revenue	56	1,891	295	10,753
Collaboration revenue	17	18	53	36
Total revenue	8,541	7,338	24,276	23,799

Expenses:
Research and development	16,334	23,661	61,349	73,006
Selling, general and administrative	12,573	14,868	47,909	45,794
Restructuring Costs	-	-	1,950	-
Cost of product revenue	714	455	2,205	1,047
Total expenses:	29,621	38,984	113,413	119,847
Loss from operations	(21,080)	(31,646)	(89,137)	(96,048)
Interest income	598	1,895	3,169	6,366
Interest expense	(3,843)	(4,242)	(12,806)	(12,597)
Other income, net	100	1,021	52	1,105
Loss before income taxes	(24,225)	(32,972)	(98,722)	(101,174)
Benefit for income taxes	-	-	-	1,538
Net loss applicable to common shareholders	$(24,225)	$(32,972)	$(98,722)	$(99,636)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.42)	$(0.61)	$(1.73)	$(1.89)
Basic and diluted weighted average shares outstanding	57,229,229	53,920,109	57,049,038	52,755,114

Other comprehensive loss
Unrealized gain (loss) on available-for-sale securities	-	43	20	(71)
Total comprehensive loss	$(24,225)	$(32,929)	$(98,702)	$(99,707)

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s product, ZTALMY® (ganaxolone) oral suspension CV, is an FDA-approved prescription medication introduced in the U.S. in 2022. For more information, please visit www.marinuspharma.com and follow us on LinkedIn, X and Facebook.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate",

"estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, our expectations regarding the review and exploration of strategic alternatives and their potential impact on stockholder value; our expectations regarding the future of the company’s operations; our net product revenue and other financial guidance and projections; statements regarding our expected clinical development plans, enrollment in our clinical trials, and regulatory communications, and the timing thereof; our expected cash runway; our expectations and beliefs regarding the FDA and EMA with respect to our product candidates; our expectations regarding our cost reduction plans; the potential safety and efficacy of ganaxolone; and other statements regarding the company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risk that exploration of strategic alternatives may not result in any definitive transaction or enhance stockholder value and may create a distraction or uncertainty that may adversely affect our operating results, business, or investor perceptions; uncertainties regarding future costs and expenses; Marinus’ ability to continue as a going concern; Marinus’ ability to maintain compliance with its debt covenants and risks and uncertainties regarding the ability to do; unexpected market acceptance, payor coverage or future prescriptions and revenue generated by ZTALMY; the pricing and reimbursement process can be time consuming and may delay commercialization of ZTALMY in one or more European countries; our dependence on Orion to commercialize ZTALMY in Europe pursuant to the exclusive collaboration agreement; unexpected actions by the FDA or other regulatory agencies with respect to our products; competitive conditions and unexpected adverse events or patient outcomes from being treated with ZTALMY, the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the size and growth potential of the markets for the company’s products, and the company’s ability to service those markets; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; delays, interruptions or failures in the manufacture and supply of our product; the company’s ability to obtain additional funding to support its programs; and the company’s ability to protect its intellectual property. This list is not exhaustive and these and other risks are described in our periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contacts

Investors

Sonya Weigle
Chief People and Investor Relations Officer

Marinus Pharmaceuticals, Inc.

sweigle@marinuspharma.com

Media

Molly Cameron
Director, Corporate Communications & Investor Relations

Marinus Pharmaceuticals, Inc.

mcameron@marinuspharma.com